Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of September 1, 2020 is entered into between Eliot’s Adult Nut Butter, LLC, an Oregon limited liability company (“Seller”) Michael Kanter, Tyler Kirk, Resolut Partners LLC, and Burst Management LLC (the “Holders”) and Verus International, Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified by the cross-references set forth in Exhibit A attached hereto.

RECITALS

WHEREAS, Seller is engaged in the business of manufacturing and selling flavored nut butters (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE I

Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a) all cash and cash equivalents;

(b) all accounts receivable held by Seller (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(d) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(d) of the disclosure schedules attached hereto (the “Disclosure Schedules”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the “Tangible Personal Property”);

(f) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes);

(g) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(i) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(j) all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date;

(ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing; and

(iii) those Liabilities of Seller set forth on Section 1.03(a)(iii) of the Disclosure Schedules.

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $400,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities (if any). The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer (which account will be designated no later than two (2) business days prior to the Closing Date), as follows:

(a) $25,000 by wire transfer within six (6) months of the Closing Date

(b) $25,000 by wire transfer within twelve (12) months of the Closing Date

(c) Issue to Michael Kanter, Tyler Kirk, Resolut Partners LLC, and Burst Management LLC (the “Members”) Common Stock of Buyer having a value of $60,000 based on the closing market price on the Closing Date; provided that such stock will vest monthly over a 1 year period and shall be distributed to each Member pro rata in accordance with each Member’s respective ownership interest in Seller as set forth on Exhibit B hereto. Notwithstanding the foregoing, Michael Kanter will cease vesting any of such stock that he is entitled to if he breaches or otherwise violates his Employment Agreement with Parent.

(d) Earn out payments (up to a maximum of $290,000) to be paid quarterly within sixty (60) days of the end of each complete quarter after the Closing Date at a rate equal to the greater of (i) $1.26 per case sold or (ii) five percent (5%) of the per case wholesale price; provided that each of the following conditions are also met.

(i) During any such quarter, the total (blended) gross profit margin of the Business must equal or exceed 40%; and

(ii) During any such quarter, the Business becomes and remains EBITDA Positive (defined below) after taking into account any such earn out payments. The Members may elect to accept a lower earn out payment if the Business fails to be EBITDA Positive, in which case the EBITDA Positive formula will then be re-calculated. “EBITDA Positive” means that the earnings before interest, taxes, depreciation and amortization, during any such quarter exceeds Expenses for such quarter. “Expenses” mean costs actually paid or accrued in accordance with U.S. GAAP. Buyer shall use all reasonable efforts to cause the Business to become and remain EBITDA Positive, and shall not take any action, or cause or permit to be done any action with the purpose, in part or whole, of avoiding or reducing earn out payments under this Section 1.04(d).

Section 1.05 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.05 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.06 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 1.07 Third-Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II

Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer at 11 a.m. Eastern time, simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;

(iv) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Employment Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(v) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement; and

(vi) the employment agreement attached hereto as Exhibit C (“Employment Agreement”) duly executed by Michael Kanter.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Purchase Price (less any amounts which may be withheld for outstanding Tax Liabilities);

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Employment Agreement duly executed by Buyer; and

(iv) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

ARTICLE III

Representations and warranties of seller AND HOLDERS

Seller and Holders represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Oregon. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller or a Holder is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller and Holders enforceable against Seller and Holders in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller and Holders of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, Holders, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Statements. Complete copies of the compiled, non-disclosure financial statements consisting of the balance sheet of the Business at December 31 in each of the years 2017, 2018, and 2019, in addition to the most recent year-to-date period of year 2020 that is available immediately prior to execution of this Agreement, and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years and year-to-date period then ended (the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated, and were prepared by certified public accountants, in accordance with standard accounting principles applied on a consistent basis. In the event such standard accounting principles differ from U.S. generally accepted accounting principles, such differences are considered not significant to the presentation of the reviewed financial statements. The balance sheet of the Business as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.10 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within ninety (90) days after billing.

Section 3.11 Material Customers and Suppliers.

(a) Section 3.11(a) of the Disclosure Schedules sets forth with respect to the Business: (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $1,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 3.11(b) of the Disclosure Schedules sets forth with respect to the Business: (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $1,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 3.12 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.13 Compliance with Laws. Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.14 Taxes. To the knowledge of Seller, all taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.15 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.16 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price at the time such payment is required and to consummate the transactions contemplated by this Agreement.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.06 Representation or Warranty. Buyer has conducted its own independent investigation, review and analysis of the Business and Purchased Assets. Buyer acknowledges and agrees that Buyer has relied solely upon its own investigation and the representations and warranties of Seller in this Agreement. Neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information: (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Costs of Operation. From and after Closing, Buyer shall pay the monthly operating expenses relating to the Purchased Assets, the Assumed Liabilities, and funding inventory, marketing and new growth opportunities (collectively, the “Operating Expenses”). For a period of one year from the Closing, Operating Expenses shall also include all payments, which amounts should not be greater than previous monthly amounts paid by the Seller, due under that certain HELOC issued by [___], and identified as Account Number [___]. Seller has represented to Buyer that the current monthly Operating Expenses exceed total Gross Profit (“Excess Burn”) by approximately $18,000 per month. Therefore, for a period of six months from the Closing, in the event that the average monthly Excess Burn exceeds $18,000, then any payment of the Purchase Price (including any earn out payments) will be reduced by the aggregate amount that the total Excess Burn incurred prior to such payment exceeds $18,000 per month, meaning a total of $108,000. For the avoidance of doubt, such Excess Burn will be determined by the current state of the business at Closing and any increases to expenses to increase revenues will be considered growth investments and excluded from the Excess Burn calculation. “Gross Profit” shall mean all of the revenues of the Business less (i) the cost of goods sold, (ii) the costs directly associated with returned products, (iii) normal and customary discounts actually paid or accrued consistent with past Business practices, and (iv) normal and customary merchant fees actually paid or accrued consistent with past Business practices.

Section 5.03 Michael Kanter Employment Agreement. At Closing, Buyer and Michael Kanter shall execute an Employment Agreement. The Employment Agreement shall include a minimum base compensation of $60,000 per year and bonuses.

Section 5.04 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of eighteen (18) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the flavored nut butter business (the “Restricted Business”) in the United States (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Seller or any of its Affiliates from hiring any employee whose employment has been terminated by Buyer.

(c) Seller acknowledges that a breach or threatened breach of this Section 5.04 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security or to prove actual damages or that monetary damages will not afford an adequate remedy).

(d) Seller acknowledges that the restrictions contained in this Section 5.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.04 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.05 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.06 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.07 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) business days after its receipt thereof.

Section 5.08 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.09 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI

Indemnification

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force until the date that is eighteen (18) months from the Closing except for the following representations, warranties, covenants and agreements (“Fundamental Reps”) which shall remain in full forces until the date that is six (6) years from the Closing:

Section 3.01

Section 3.02

Section 3.07

Section 3.15.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto; or

(c) any Assumed Liability.

Section 6.04 Earn Out Payments. If, and to the extent that, any earn out payments are earned pursuant to Section 1.04 (d) and any of the Buyer Indemnitees incur Losses under this Article 6, then Buyer will be entitled to offset and reduce such earn out payments by the amount of Losses incurred.

Section 6.05 Certain Limitations.

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02(a) or 6.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) or 6.03(a) exceeds $500 (the “Deductible”), in which event the Indemnifying party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02 or 6.03, as the case may be, shall not exceed the amount of the total Purchase Price.

Section 6.06 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	[___]
[___]
Email: michael@eliotsnutbutters.com
Attention: Founder

If to Buyer:	9841 Washingtonian Blvd., Suite 390
Gaithersburg, MD 20878
Email: ab@verusfoods.com
Attention: Chief Executive Officer

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflict of law provisions thereof to the extent such provisions would require or permit the application of the laws of any jurisdiction other than the State of Delaware. Any legal suit, action, proceeding, or dispute arising out of or relating to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington, Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ELIOT’S ADULT NUT BUTTER

By:
Name:	Michael Kanter
Title:	Chief Executive Officer

HOLDERS:

MICHAEL KANTER

By:

TYLER KIRK

By:

RESOLUT PARTNERS LLC

By:
Name:	Nater Youngchild
Title:	COO

BURST MANAGEMENT LLC

By:
Name:	Michael Robinson
Title:	Owner

BUYER:
VERUS INTERNATIONAL

By
Name:	Anshu Bhatnagar
Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Accounts Receivable	Section 1.01(b)
Actions	Section 3.12(a)
Affiliate	Section 1.03(b)
Agreement	Preamble
Allocation Schedule	Section 1.05
Assigned Contracts	Section 1.01(d)
Assignment and Assumption Agreement	Section 2.02(a)(ii)
Assumed Liabilities	Section 1.03(a)
Balance Sheet	Section 3.03
Balance Sheet Date	Section 3.03
Bill of Sale	Section 2.02(a)(i)
Books and Records	Section 1.01(i)
Business	Recitals
Buyer	Preamble
Buyer Indemnitees	Section 6.02
Closing	Section 2.01
Closing Date	Section 2.01
Contracts	Section 1.01(d)
Control	Section 1.03(b)
Deductible	Section 6.04
Disclosure Schedules	Section 1.01(d)
Encumbrance	Section 3.02
Excluded Assets	Section 1.02
Excluded Liabilities	Section 1.03(b)
Financial Statements	Section 3.03
Governmental Authority	Section 1.01(i)
Governmental Order	Section 3.02
Indemnified Party	Section 6.04
Indemnifying Party	Section 6.04
Inventory	Section 1.01(c)
Law	Section 3.02
Liabilities	Section 1.03(a)
Losses	Section 6.02
Material Customers	Section 3.11(a)
Material Suppliers	Section 3.11(b)
Members	Section 1.04
Person	Section 3.02
Purchased Assets	Section 1.01
Purchase Price	Section 1.04
Representatives	Section 5.01
Restricted Business	Section 5.02(a)
Restricted Period	Section 5.02(a)
Seller	Preamble
Seller Indemnitees	Section 6.03
Tangible Personal Property	Section 1.01(e)
Taxes	Section 3.14
Tax Returns	Section 1.05
Territory	Section 5.02(a)
Third-Party Claim	Section 6.02(d)
Transaction Documents	Section 2.02(a)(iv)

EXHIBIT B

MICHAEL KANTER EMPLOYMENT AGREEMENT

[See Attached.]

DISCLOSURE SCHEDULES

Schedule	Title

Schedule 1.01	Assigned Contracts

Schedule 1.02	Excluded Assets

Schedule 1.03	Assumed Liabilities

Schedule 1.05	Allocation of Purchase Price

Schedule 3.03	Financial Statements

Schedule 3.11(a)	Material Customers

Schedule 3.11(b)	Summary of Material Suppliers